Exhibit 5.6

[Letterhead of Conner & Winters, P.C.]

January 29, 2004

Laidlaw International, Inc.
55 Shuman Blvd.
Naperville, Illinois 60563

Jones Day
77 W. Wacker Drive
Chicago, Illinois 60601

Re:	Issuance of Senior Notes—Laidlaw International, Inc. fka Laidlaw Investments Ltd. Oklahoma subsidiary guarantor—EmCare of Oklahoma, Inc.

     Ladies and Gentlemen:

     We have acted as special counsel to EmCare of Oklahoma, Inc. (“Oklahoma Guarantor”) in connection with the execution and delivery of the instruments, agreements and documents listed in Schedule 1 attached hereto (collectively, the “Opinion Documents”).

     All capitalized terms used herein, but not defined herein, have the meanings assigned to them in the Indenture.

     In rendering the opinions set forth in this letter, we have relied as to factual matters, to the extent we have deemed proper, upon the representations contained in the Opinion Documents and upon certificates of public officials. We have examined the Opinion Documents and such records, certificates, instruments and other documents as are in our judgment are necessary or appropriate to enable us to render this opinion.

     In rendering the opinion set forth in this letter, we have assumed the following to be true and have conducted no investigation to confirm such assumption or to determine to the contrary:

(a)	the authenticity of all documents, instruments and certificates submitted to us as originals and the conformity with the originals of all documents, instruments and certificates submitted to us as certified, conformed or photostatic copies;

(b)	the legal capacity of natural persons;

(c)	the genuineness of all signatures, stamps and seals;

(d)	the due authorization, execution and delivery of the Opinion Documents and all documents relating thereto by each of the parties thereto (other than Oklahoma Guarantor);

(e)	the due authority of all persons executing the Opinion Documents and all such other documents, except persons executing such documents on behalf of Oklahoma Guarantor;

(f)	that the Opinion Documents constitute and will remain the legal, valid and binding obligations of all parties thereto (other than Oklahoma Guarantor) and are enforceable against such other parties in accordance with their terms; and

(g)	there are no other agreements or understandings among the parties to any of the Opinion Documents that would modify the terms of any of the Opinion Documents or the respective rights or obligations of the parties thereunder.

     Based on the foregoing, and subject to the qualifications set forth herein, we are of the opinion that:

     1.     The Oklahoma Guarantor is validly existing and in good standing under Oklahoma law.

     2.     As of the date of the Indenture, the Oklahoma Guarantor had all necessary power and corporate authority to enter into, and as of the date hereof, the Oklahoma Guarantor has all necessary corporate power and corporate authority to perform its obligations under the Indenture.

     3.     The execution, delivery and performance by the Oklahoma Guarantor of the Indenture and the Guaranty have been authorized by all necessary action of the Oklahoma Guarantor.

     4.     When the Registration Statement becomes effective under the Securities Act of 1933 and the Guaranty of the Exchange Notes is delivered in accordance with the terms of the exchange offer in exchange for the guaranty by the Oklahoma Guarantor of the outstanding notes, the Guaranty will be validly issued and will constitute a valid and binding obligation of the Oklahoma Guarantor.

The opinion expressed above is subject to the following additional qualifications:

     A.     We express no opinion regarding any laws other than the laws of the State of Oklahoma. To the extent opinions are expressed herein on matters as to which the laws of any other jurisdiction apply, including without limitation the laws of the State of New York, we have assumed that such laws are the same in all relevant respects as the laws of the State of Oklahoma.

     B.     We express no opinion as to the validity, binding effect or enforceability of any provision of any of the Opinion Documents which purports to:

(i)	limit or expand remedies beyond those recognized in Oklahoma courts;

(ii)	give the right of specific performance;

(iii)	alter rules of civil procedure or evidence;

(iv)	waive defenses or rights;

(v)	create and govern a trustee or creditor in possession status;

(vi)	create indemnities or exculpate a party from liability;

(vii)	authorize the secured party to take discretionary independent action for the account of or as an agent or attorney in fact for the debtor;

(viii)	limit or expand the rights of set off;

(ix)	guarantee the performance of acts other than payment of money;

(x)	prevent the modification of written documents by performed oral agreements;

(xi)	limit jurisdiction of the courts, establish any exclusive venue, purport to waive jury trial, or establish evidentiary standards; or

(xii)	provide for the appointment of a receiver without notice.

The invalidity or unenforceability of such provisions should not, in our opinion, substantially interfere with the practical realization of the benefits of the Opinion Documents.

     C.     We are relying upon the representations set forth in the Opinion Documents as to the sufficiency of the consideration in favor of the Oklahoma Guarantor.

     This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion may not be used, circulated, quoted or otherwise referred to in connection with any transaction other than those contemplated by the Opinion Documents.

     The effective date of this opinion is the date first set forth above, and we do not undertake to advise you of any matter brought to our attention thereafter which would or may modify, in whole or in part, any or all of the foregoing opinion. We hereby consent to the filing of this opinion as an exhibit to the Form S-4 Registration Statement of Laidlaw International, Inc. and to the reference of our firm under the caption “Legal Matters” in the prospectus constituting part of said Registration Statement.

Very truly yours,

/s/ CONNER & WINTERS, P.C.

SCHEDULE 1
OPINION DOCUMENTS

     1.     Indenture dated June 3, 2003 (the “Indenture”), between Laidlaw International, Inc. (the “Company”), certain subsidiary guarantors of the Company (the “Guarantors”) and Deutsche Bank Trust Company Americas (the “Trustee”), in the original principal amount of $406,000,000.00, securing the performance of certain senior notes to be issued thereunder.

     2.     First Supplemental Indenture dated June 18, 2003, between the Company, the Guarantors and the Trustee.

     3.     Registration Statement on Form S-4 (the “Registration Statement”) of the Company relating to the exchange offer of its outstanding senior notes for 10.75% senior notes due 2011 registered under the Securities Act of 1933 (the “Exchange Notes”)

     4.     Form of guarantee of the Exchange Notes, attached as exhibit F to the Indenture (the “Guaranty”).